Exhibit (e)(30)

IN THE COURT OF COMMON PLEAS OF
CHESTER COUNTY, PENNSYLVANIA

FILED
2011 NOV -9 PM 4: 14
OFFICE OF THE PROTHONOTARY
CHESTER CO. PA.

STANLEY L. MOSKAL, Plaintiff, vs. ADOLOR CORPORATION, MICHAEL R. DOUGHERTY, DAVID MADDEN, ARMANDO ANIDO, GEORGE GEMAYEL, PAUL GODDARD, GEORGE V. HAGER, GUIDO MAGNI, CLAUDE H. NASH, DONALD E. NICKELSON, FRD ACQUISITION CORPORATION, and CUBIST PHARMACEUTICALS, INC., Defendants.	CIVIL DIVISION Case No. 2011-11717-MJ Code: TYPE OF PLEADING: AMENDED DIRECT SHAREHOLDER COMPLAINT FOR BREACH OF FIDUCIARY DUTIES <u>CLASS ACTION COMPLAINT</u> <u>JURY TRIAL DEMANDED</u> Counsel of Record for this Party: Patricia C. Weiser, Esquire Pa. I.D. No. 78295 Henry J. Young, Esquire Pa. I.D. No. 204669 James M. Ficaro, Jr., Esquire Pa. I.D. No. 308198 THE WEISER LAW FIRM, P.C. 121 N. Wayne Ave Wayne, PA 19087 Telephone: (610) 225-2677 Facsimile: (610) 225-2678 Email: pw@weiserlawfirm.com [additional counsel appear on signature page]

Plaintiff Stanley L. Moskal ("Plaintiff"), by and through his attorneys, individually and on behalf of all others similarly situated, files this Amended Class Action Complaint (the "Complaint") against the Defendants named herein, and alleges as follows:

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NATURE AND SUMMARY OF THE ACTION 1. This is a direct stockholder class action brought by Plaintiff on behalf of the public holders of Adolor Corporation (“Adolor” or the “Company”) common stock against Adolor, the Company’s Board of Directors (the “Board”), and Cubist Pharmaceuticals, Inc. (“Cubist”), arising out of the proposed acquisition of Adolor by Cubist via an unfair process that yielded an unfair price (the “Proposed Transaction”). In pursuing the Proposed Transaction, each of the herein-named defendants have violated applicable law by directly breaching and/or aiding and abetting breaches of fiduciary duties of loyalty and due care owed to Plaintiff and the proposed class. 2. On October 24, 2011, Adolor announced that it had entered into a definitive merger agreement (the “Merger Agreement”) to be acquired by Cubist. Pursuant to the terms of the Merger Agreement, Cubist will commence a tender offer to acquire all of the outstanding shares of Adolor for an initial payment of $4.25 per share in cash (the “Up-front Payment”). In addition to the Up-Front Payment, Adolor shareholders will receive one, non-transferable Contingent Payment Right (“CPR”) (together with the Up-Front Payment, the “Merger Consideration”). The CPR will entitle the holder to receive an additional cash payment of up to $4.50 for each share of Adolor they own if and only if certain regulatory approvals and/or commercialization milestones for ADL59451 are achieved. The total transaction is valued at up to $415 million and is expected to close during the fourth quarter of 2011. The tender offer is scheduled to expire at midnight on December 6, 2011. 3. The Merger Consideration substantially undervalues the Company and is merely an attempt by Cubist to acquire Adolor for a bargain during a temporary downturn in the economy. Indeed, the Proposed Transaction is the product of a fundamentally flawed process that yielded an 1 ADL5945 is a promising compound that is currently involved in late-stage clinical trials. ADL5945, which Adolor acquired September 6, 2011, will be used in the treatment of opioid-induced constipation, a growing, multi-billion dollar, currently underserved market. 1 unfair price and was designed to ensure the acquisition of Adolor by Cubist on terms preferential to Cubist , and Adolor’s Board members, but detrimental to Plaintiff and the other public stockholders of Adolor. 4. Indeed, pursuant to the Merger Agreement, if Cubist is able to acquire at least 90% of the Company’s shares through the tender offer, the Adolor shareholders will have no right to vote on the merger — it will be crammed down their throats without any say. Further, if Cubist is able to acquire at least 70% of the Company’s share’s through the tender offer, the Merger Agreement grants Cubist a “Top-up Option” to purchase an additional amount of shares that when combined with the shares Cubist acquired through the tender offer, will equal 90% of the Company’s outstanding shares, thus also allowing Defendants to consummate the Proposed Transaction without holding a shareholder vote. 5. Moreover, the Merger Agreement contains preclusive deal protection devices that “lock-up” the deal, which prohibit the Defendants from fulfilling their fiduciary duties and make it highly unlikely that a topping bidder will emerge. For example, the Merger Agreement (1) prevents the Board from soliciting alternative bids for the Company; (2) requires the Company to pay Cubist a $10,000,000 termination fee in the event the Company terminates the Proposed Transaction in favor of a superior offer; and (3) grants certain information and matching rights to Cubist in the event that another buyer does submit a bid to acquire Adolor. The totality of these layered deal protection devices sufficiently thwart topping bidders from entering into the mix. 6. To make matters worse, Defendants are depriving Adolor shareholders of all material information they would need in order to make informed decisions about whether to tender their shares in favor of the Proposed Transaction. On November 7, 2011, Defendants filed a Solicitation and Recommendation Statement on a Schedule 14D-9 (“14D-9”). The ostensible purpose of the 14D-9 is to provide Adolor shareholders with sufficient material information about the process 2 leading up to the Proposed Transaction and the financial metrics the Board’s financial advisor, Stifel, Nicholas & Company (“Stifel Nicholas”), used in issuing its fairness opinion. However, the 14D-9 falls far short from providing sufficient material information to shareholders and, thus, deprives them of the ability to make informed, intelligent and rational decisions about whether to tender their shares. 7. Unless enjoined by this Court, the Defendants will consummate the Proposed Transaction and Plaintiff and the other public shareholders of Adolor will forever lose their equity interest in the Company for an inadequate price, all to the irreparable harm of Plaintiff and the other public shareholders of Adolor. There is no adequate remedy at law to correct this misconduct. 8. Herein, Plaintiff seeks equitable relief only. PARTIES 9. Plaintiff is and has been at all material times a common stock holder of Adolor. Plaintiff resides in Allegheny County, Pennsylvania. 10. Defendant Adolor is a Delaware Corporation with its corporate headquarters located at 700 Pennsylvania Drive, Exton, Pennsylvania, 19341. Adolor is a biopharmaceutical company focused on the discovery, development and commercialization of prescription pain and pain-management products. Adolor markets ENTEREG (alvimopan), the first and only United States Food and Drug Administration (“FDA”) approved product. ENTEREG is indicated to accelerate upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. The Company is also currently conducting two Phase 2 clinical trials of ADL5945 to treat opioid-induced constipation (“OIC”), a growing, multi-billion dollar, currently underserved market. Adolor stock is publicly traded in the NASDAQ stock exchange under the ticker “ADLR.” 3

11. Defendant Michael R. Dougherty (“Dougherty”) is, and at all material times was, a President, Chief Executive Officer (“CEO”), and a director of Adolor. Dougherty was named as President and CEO and appointed as a member of the Board in December of 2006. Dougherty served as Senior Vice President, Chief Operating Officer and Treasurer from October 2005 until December 2006. From April 2003 until October 2005, Dougherty was Chief Financial Officer for the Company. Dougherty joined Adolor as its Senior Vice President of Commercial Operations in November 2002. From November 2000 to November 2002, Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately-held functional genomics company. Previously, Dougherty served as President and CEO at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly-traded biotechnology company, and as Senior Vice President and Chief Financial Officer at Centocor, Inc., a publicly-traded biotechnology company. Dougherty received a B.S. from Villanova University. Dougherty has also served on the Board of Directors of ViroPharma Incorporated since January 2004. 12. Defendant David Madden (“Madden”) is, and at all material times was, Adolor Chairman of the Board. Madden joined Adolor as a director in January 2000 and was elected Chairman of the Board in May 2005. Madden served as Adolor’s Interim President and CEO from August 2005 to December 2006. Madden is a Founder and Principal with Narrow River Management, LP, an investment management company with a focus on equity investments in the emerging pharmaceutical industry. Madden also is Chairman of the Board of Dicerna Pharmaceuticals, Inc., a private, development stage biopharmaceutical company. Madden was Co- CEO of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, from October 2000 to 2003, and from 1997 to October 2000, he served as a Managing Member of Pharmaceutical Partners, LLC. From 1992 to 1995, Madden was President, CEO and a director of Selectide Corporation, a development stage 4 pharmaceutical company that was acquired by Marion Merrill Dow in 1995. Madden was a consultant to Marion Merrill Dow during part of 1995. Madden serves as a member of the board of directors of the Hospital for Special Surgery. Madden also served as a member of the board of directors of Royalty Pharma AG until March 2004. Madden holds a B.S. in Electrical Engineering from Union College and an M.B.A. from Columbia University. 13. Defendant Armando Anido (“Anido”) is, and at all material times was, a director of Adolor. A Director since August 2003, Anido also serves as CEO and President of Auxilium Pharmaceuticals, Inc., a publicly-traded specialty biopharmaceutical company focused on developing and marketing products to urologists, endocrinologists, orthopedists and select primary care physicians. Prior to becoming CEO of Auxilium, Anido held the position of Executive Vice President, Sales and Marketing for Medlmmune, Inc. from 1999 to 2006, where he was responsible for worldwide commercialization of its portfolio. Anido also served on the Executive Committee and Product Development Committee at MedImmune. Prior to Medlmmune, from 1995 to 1999, Anido was with GlaxoWellcome, Inc. where he served as Vice President, Central Nervous System Marketing after joining the company as Director of HIV Marketing. Anido was employed by Lederle Labs from 1989 to 1995 in various commercial roles, culminating as Vice President of Anti-infectives. Anido received his B.S. in Pharmacy and his M.B.A. in Marketing and Finance from West Virginia University. 14. Defendant George Gemayel (“Gemayel”) is, and at all material times was, a director of Adolor. Gemayel has served as a Director for Adolor since April 2007. From April 2010 to October 2010, Gemayel served as Executive Chairman of FoldRx Pharmaceuticals, Inc., a privately held drug discovery and clinical development company that was acquired by Pfizer Inc. From June 2008 until November 2009, Gemayel served as President, CEO and a director of Altus Pharmaceuticals Inc., a publicly-traded pharmaceutical company. From 2003 to May 2008, Gemayel 5 served as Executive Vice President of Therapeutics and Biosurgery for Genzyme Corporation, where he was responsible for Genzyme’s global therapeutics, transplant, renal, and biosurgery businesses. From 2000 to 2003, Gemayel was employed as Vice President National Specialty Care for Hoffmann-La Roche, responsible for its U.S. business for dermatology, oncology, transplantation, hepatitis, and HIV. Gemayel joined Hoffmann-La Roche in 1988 and served in various positions of increasing responsibility over his tenure there. Gemayel received his doctorate in pharmacy from St. Joseph University in Beirut, Lebanon and his Ph.D. in Pharmacology from Paris-SUD University. In November 2009, while Gemayel was President, CEO and a director, Altus Pharmaceuticals filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code and ceased operations at that time. 15. Defendant Paul Goddard (“Goddard”) is, and at all material times was, a director of Adolor. A Director since October 2000, Goddard served as a consultant for Adolor from August 2003 to July 2005. In 2003, Goddard joined ARYx Therapeutics, Inc., a publicly-traded product-based biopharmaceutical company, as the Chairman of the Board and in April 2005 was appointed as CEO. In the period between 2000 and 2005, he served as chairman and part-time executive of several companies, including XenoPort, Inc., a private biopharmaceutical company, and AP Pharma, Inc., a specialty pharmaceutical company focused on the development and commercialization of innovative medical treatments, and he currently serves as AP Pharma’s chairman. From 1998 until 2000, Goddard served as CEO of Elan Pharmaceuticals, a division of Elan Corporation, plc. Goddard served as Chairman, CEO and a director of Neurex Corporation from 1991 to 1998 when the company was acquired by Elan. Prior to 1991, Goddard held various senior management positions at SmithKline Beecham, including senior vice president strategic marketing and senior vice president Far East region. Goddard is on the Board of Directors of ARYx Therapeutics, Inc., AP Pharma, Inc. and Onyx Pharmaceuticals. Goddard served as Chairman of the Board of XenoPort, 6

Inc. from 2000 to 2005 and as a director of Molecular Devices, Inc. from 1999 to 2006. Goddard received a Ph.D. in Atieology and Epidemiology of Colon Cancer from St. Mary’s Hospital, University of London. 16. Defendant George V. Hager (“Hager”) is, and at all material times was, a director of Adolor. A Director since July 2003, Hager serves as Chairman and CEO of Genesis HealthCare, a provider of healthcare and support services to the elderly which was spun off by Genesis Health Ventures, Inc. in 2003. Prior to becoming CEO of Genesis HealthCare, Hager was Executive Vice President and Chief Financial Officer and was responsible for corporate finance, information services, reimbursement, and risk management of Genesis Health Ventures, Inc. Hager joined Genesis Health Ventures, Inc. in 1992 as Vice President and Chief Financial Officer and was named Senior Vice President and Chief Financial Officer in 1994. Hager received a B.A. in Economics from Dickinson College and an M.B.A. degree from Rutgers Graduate School of Management. Hager is a certified public accountant; member of the Board of Trustees and finance committee of The University of the Sciences in Philadelphia; a member of the Board and strategic planning and executive committees of the National Investment Center, a member of the Board of the Delaware Valley Chapter of the Alzheimer’s Association; and a member of the Board and audit committee chair of REACH Medical Holdings, Inc., a medical transportation company. 17. Defendant Guido Magni (“Magni”) is, and at all material times was, a director of Adolor. A Director since June 2008, Magni was appointed to the Board in June 2008. In the last 20 years, Magni has held senior positions in the drug development departments of Wyeth Ayerst and F. Hoffmann-La Roche. From 1995 to January 2008, Magni served as the Global Head of Medical Science, Global Drug Development, Pharmaceuticals Division, at F. Hoffmann-La Roche. Magni received his M.D. from the University of Padua, Italy, and a Ph.D. from the University of Rome, Italy. 7

18. Defendant Claude H. Nash (“Nash”) is, and at all material times was, a director of Adolor. A Director since January 2000, Nash currently is President of Nash Consulting LLC, which is focused on advising start-up companies. From 2007 to 2010, Nash was Chairman of the Board of Directors of Bloodstone Ventures, plc, a United Kingdom Company focused on working with universities to start new companies, and he previously served as CEO and Chairman of Bloodstone from August 2007 through December 2007. From 2004 through 2006, Nash held the position of Vice President of Research and Development at the University of Maryland Biotechnology Institute. Nash also served on the board of directors of ViroPharma Incorporated from that company’s inception in 1994 to 2003, serving as Chairman from 1997 to 2002, and as President and CEO from 1994 until 2000. From 1983 to 1994, Nash served as Vice President, Infectious Disease and Tumor Biology at Schering-Plough Research Institute. Nash currently serves as the Chairman of the Board of Directors of Accera Incorporated, a startup drug discovery company with a proprietary focus on Alzheimer’s disease. Nash also serves on the Board of Directors of Selectx Pharma, a private biotechnology company focused on the discovery of new antibiotics, and as an advisor to Rapid Trials, a private company focused on optimizing clinical site performance to speed enrollment and reduce costs. Nash has a B.S. in Biology and Chemistry from Lamar University, an M.S. in Microbiology, and a Ph.D. in Microbial Genetics and Biochemistry from Colorado State University. 19. Defendant Donald E. Nickelson (“Nickelson”) is, and at all material times was, a director of Adolor. A Director since September 2003, Nickelson is Chairman of the Board, Interim President, and CEO of Cross Match Technologies, Inc., a leading provider of biometric identity management systems. Nickelson is also Vice Chairman and Director of Harbour Group Industries Inc., a leveraged buy-out firm, Chairman of the Board of Advisor of Celtic Therapeutics and serves on the Advisory Board of Celtic Pharmaceutical Holdings, L.P., and is a director at several private companies. Nickelson retired as President of Paine Webber Group in 1990. Nickelson also 8 previously served as Lead Trustee of the Mainstay Mutual Fund Groups from 1994 to 2007, was Chairman of the Board of Omniquip International, Inc, Greenfield Industries, Vie Financial Group, and Flair Corporation. From June 2003 to November 2009, Nickelson served as a director of First Advantage Corporation, a publicly traded provider of risk mitigation and business solutions. Nickelson has also served as a director of W.P. Carey & Co., LLC, Royalty Pharma AG, Allied Healthcare Products, DT Industries, as well as Selectide Corporation and Sugen, Inc., two biotechnology companies. In addition, Nickelson served as Chairman of the Pacific Stock Exchange and as Director of the Chicago Board Options Exchange. 20. The Defendants identified in TT 1 1 - 1 9 are sometimes collectively referred to herein as the “Individual Defendants.” 21. Defendant Cubist is a Delaware corporation with its headquarters located in Lexington, Massachusetts. Cubist is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. 22. Defendant FRD Acquisition Corporation is a Delaware Corporation, a wholly-owned subsidiary of Cubist, and a vehicle through which the Defendants seek to effectuate the Proposed Transaction. 23. Defendants Cubist and FRD Acquisition Corporation are together are referred to herein as “Cubist.” JURISDICTION AND VENUE 24. Jurisdiction and venue are proper in this County because the Defendants regularly transact business within this County, because Adolor has a principal place of business located in this County, or because Defendants have committed torts within this County, or because Defendants have committed torts outside the County causing injury to Plaintiff and other class members in this 9

County. Defendants regularly do or solicit business in this County or should reasonably expect the acts to have consequences in this County. 25. In addition, the acts and transactions complained of in this Complaint took place, in all or substantial part, in this County. THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES 26. Under applicable law, in any situation where the directors of a publicly traded corporation undertake a transaction that will result in either: (i) a change in corporate control; or (ii) a break up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors and/or officers may not take any action that: (a) adversely affects the value provided to the corporation’s shareholders; (b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets; (c) contractually prohibits them from complying with their fiduciary duties; (d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or (e) will provide the directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders. 27. In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of Adolor, are obligated under applicable law to refrain from: (a) participating in any transaction where the directors’ or officers’ loyalties are divided; 11

(b) participating in any transaction where the directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or (c) unjustly enriching themselves at the expense or to the detriment of the public shareholders. 28. The Individual Defendants are also obliged to honor their duty of candor to Adolor shareholders by, inter alia, providing all material information to the shareholders regarding a scenario in which they are asked to vote their shares. This duty of candor ensures that shareholders have all information that will enable them to make informed, rational and intelligent decisions about whether to vote their shares. 29. Because the Individual Defendants are knowingly or recklessly breaching their duties of loyalty, good faith, and independence in connection with the Proposed Transaction, the burden of proving the inherent or entire fairness of the Proposed Transaction, including all aspects of its negotiation, structure, price and terms, is placed upon defendants as a matter of law. CLASS ACTION ALLEGATIONS 30. Plaintiff brings this action on his own behalf and as a class action on behalf of all holders of Adolor stock who are being and will be harmed by Defendants’ actions described below (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendants. 31. This action is properly maintainable as a class action under Chapter 1700, et seq. of the Pennsylvania code. 32. The Class is so numerous that joinder of all members is impracticable. According to the Company’s last quarterly report, filed with the U.S. Securities and Exchange Commission (“SEC”) on August 3, 2011, as of July 15, 2011, there were over 46 million shares of Adolor 12 common stock outstanding. These shares are held by hundreds, if not thousands, of beneficial holders. 33. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following: (a) whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction; (b) whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; (c) whether the Individual Defendants have breached any of their other fiduciary duties to Plaintiff and the other members of the Class in connection with the Proposed Transaction, including the duties of good faith, diligence, honesty, fair dealing and candor; (d) whether the Individual Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other strategic alternatives including offers from interested parties for the Company or its assets; (e) whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated; and (f) whether Adolor and Cubist are aiding and abetting the wrongful acts of the Individual Defendants. 34. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class. 13

35. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class. 36. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class. 37. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy. 38. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole. SUBSTANTIVE ALLEGATIONS The Company is Poised for Success 39. Defendant Adolor is a Delaware Corporation with its corporate headquarters located at 700 Pennsylvania Drive, Exton, Pennsylvania, 19341. Adolor is a biopharmaceutical company focused on the discovery, development and commercialization of prescription pain and pain-management products. Adolor markets ENTEREG (alvimopan), the first and only United States Food and Drug Administration (“FDA”) approved product. ENTEREG is indicated to accelerate upper and lower gastrointestinal (GI) recovery following partial large or small bowel resection surgery with primary anastomosis. The Company is also currently conducting two Phase 2 clinical trials of ADL5945 to treat opioid-induced constipation (OIC), a growing, multi-billion dollar, currently underserved market. 14

40. Adolor has historically performed well for its shareholders, weathering the recent, global economic recession: Adolor Corporation 41. All indications are that Adolor’s stock value will rise and soon surpass the Merger Consideration. Indeed, the Company’s recent financial results indicate that the Adolor is poised for continued growth and success. For example, on February 23, 2011, Adolor announced its Year-End 2010 Results: ADOLOR REPORTS YEAR-END 2010 RESULTS - ENTEREG(R) Net Sales Increase 74% in 2010 over 2009 - - Phase 2 Clinical Evaluation of ADL5945 in OIC Underway - EXTON, Pa., Feb 23, 2011 (BUSINESS WIRE) -- Adolor Corporation (NasdaqGM: ADLR) today reported a net loss of $27.3 million, or $(0.59) per basic and diluted share, for the year ended December 31, 2010, compared to a net loss of $47.9 million, or $(1.03) per basic and diluted share, for the year ended December 31, 2009. “2010 was a year of continued progress for Adolor,” said Michael R. Dougherty, President and Chief Executive Officer. “The year was highlighted by the advancement of our OIC program with the initiation of Phase 2 clinical evaluation of ADL5945.” Mr. Dougherty continued, “In 2010, we also saw steady growth in ENTEREG sales and reductions in our cash burn from operations. We look forward to continued growth for ENTEREG and to completing our Phase 2 OIC trials in the third quarter of this year.” 15

Operating Highlights Net product sales of ENTEREG for the year ended December 31, 2010 were $25.4 million compared to $14.6 million for the year ended December 31, 2009, primarily driven by an increase in the number of ordering hospitals and increased penetration within existing hospital customers. Net product sales of ENTEREG were $7.3 million for the three months ended December 31, 2010; for the same period in 2009, net product sales were $7.5 million, which included $2.6 million of product shipped to hospitals prior to that quarter, but not recognized as revenue at the time of shipment under the Company’s previous revenue recognition policy. Effective as of the beginning of the fourth quarter of 2009, the Company began to recognize net product sales upon the shipment of ENTEREG to the hospital. Net sales of ENTEREG for the fourth quarter of 2010 increased 12% over the third quarter of 2010. Contract revenues were $17.9 million and $22.8 million for the years ended December 31, 2010 and 2009, respectively, and $3.7 million and $5.5 million for the three months ended December 31, 2010 and 2009, respectively. The decreases in 2010 were driven primarily by reduced reimbursements under our GSK and Pfizer collaboration agreements. Research and development expenses were $33.2 million and $43.9 million for the years ended December 31, 2010 and 2009, respectively, and $6.7 million and $8.5 million for the three months ended December 31, 2010 and 2009, respectively. Research and development expenses decreased compared to the 2009 periods primarily due to reductions in expenses associated with our restructurings in June 2009 and July 2010 as well as reduced spending in our delta and certain other programs. These decreases were partially offset by higher expenditures on our opioid-induced constipation (OIC) program. Selling, general and administrative expenses were $34.1 million and $36.9 million for the years ended December 31, 2010 and 2009, respectively. The decrease in 2010 was driven primarily by a reduction in general and administrative expenses as a result of our June 2009 and July 2010 restructurings and lower marketing expenses, offset partially by higher ENTEREG profit-sharing expenses under the collaboration agreement with GSK. Profit-sharing expenses for the years ended December 31, 2010 and 2009 were $7.9 million and $2.1 million, respectively. For the three months ended December 31, 2010 and 2009, selling, general and administrative expenses were $8.1 million and $10.9 million respectively. Net loss for the three months ended December 31, 2010 was $3 3 million, or $(0.07) per basic and diluted share, compared to a net loss for the three months ended December 31, 2009 of $7.1 million, or $(0.15) per basic and diluted share. Cash, cash equivalents and short-term investments at December 31, 2010 were $46.6 million. * * * 16

42. On April 28, 2011, the Company announced its First Quarter 2011 Financial Results: ADOLOR CORPORATION REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS - OIC Phase 2 Enrollment Progressing Well - EXTON, Pa., Apr 28, 2011 (BUSINESS WIRE) -- Adolor Corporation (NasdaqGM: ADLR) today reported net sales of ENTEREG(R) (alvimopan) were $7.5 million for the three months ended March 31, 2011, a 42% increase compared to net sales of $5.3 million for the three months ended March 31, 2010. The increase in net sales was driven primarily by an increase in the number of hospitals ordering ENTEREG and increased penetration within existing hospital customers, as well as the impact of pricing changes since the first quarter of 2010. Net loss for the three months ended March 31, 2011 was $7.3 million, or $(0.16) per basic and diluted share, down from a net loss of $9.6 million, or $(0.21) per basic and diluted share, for the three months ended March 31, 2010. “The first quarter saw steady progress across the board at Adolor,” said Michael R. Dougherty, President and Chief Executive Officer. “Enrollment has progressed well in our Phase 2 clinical program for ADL5945 in OIC and we are on-track to report the results of our studies in the third quarter of this year. Commercially, ENTEREG net sales growth continued, increasing over 40 percent compared to the same period last year. We expect continued growth in 2011 as independent medication use evaluations and other ENTEREG outcomes studies continue to drive physician interest in this product.” Cash, cash equivalents and short-term investments at March 31, 2011 were $39.3 million. * * * 43. And on July 27, 2011, Adolor announced its Second Quarter 2011 Financial Results: ADOLOR CORPOTION REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS - ENTEREG Sales Growth Continues - - OIC Phase 2 Enrollment Complete; Results Expected in August - EXTON, Pa., Jul 27, 2011 (BUSINESS WIRE) -- Adolor Corporation (NasdaqGM: ADLR) today reported net sales of ENTEREG(R) (alvimopan) of $8.2 million for the three months ended June 30, 17

2011, a 31% increase compared to net sales of $6.3 million for the three months ended June 30, 2010. The increase in net sales was driven primarily by an increase in the number of hospitals ordering ENTEREG and increased penetration within existing hospital customers, as well as the impact of pricing changes since the first quarter of 2010. Net sales of ENTEREG were $15.7 million and $11.5 million for the six months ended June 30, 2011 and 2010, respectively. Net loss for the three months ended June 30, 2011 was $1.8 million, or $(0.04) per basic and diluted share, down from a net loss of $8.3 million, or $(0.18) per basic and diluted share, for the three months ended June 30, 2010. Net loss for the six months ended June 30, 2011 was $9.1 million, or $(0.20) per basic and diluted share, down from a net loss of $17.9 million, or $(0.39) per basic and diluted share, for the six months ended June 30, 2010. The net loss in the three and six months ended June 30, 2011 was favorably impacted by the accelerated amortization of deferred revenue under the Collaboration Agreement with Glaxo Group Limited (GSK) following Adolor’s agreement to terminate the Collaboration Agreement and to reacquire GSK’s rights to ENTEREG. The increase in non-cash contract revenues due to this change was $4.4 million, or $0.09 per share, for the three and six months ended June 30, 2011. As a result of this change, we also expect to record the remaining deferred revenue balance of $16.8 million to contract revenues during the third quarter of 2011. “The second quarter was highlighted by continuing growth in ENTEREG sales and, of course, our agreement with GSK to assume full ownership of the product,” said Michael R. Dougherty, President and Chief Executive Officer. “We enter the second half of 2011 with positive momentum and look ahead to an important milestone for our Company, the reporting of data in August for ADL5945 in our phase 2 program in chronic OIC.” Cash, cash equivalents and short-term investments at June 30, 2011 were $32.1 million. * * * 44. In addition to the Company’s impressive financial results, on August 10, 2011, Adolor announced positive results from Phase 2 testing of ADL5945, a peripherally- acting mu opioid receptor antagonist, which is an investigational drug being evaluated for the treatment of OIC as well as other associated gastrointestinal (GI) complications. The treatment of OIC is a growing, multi-billion dollar, currently underserved market. 45. The release indicated: 18

“Opioid analgesics have become a cornerstone of multimodal therapy for the management of patients who suffer with chronic non-cancer pain,” said Neil Singla, M.D., Department of Anesthesiology, Director, Clinical Research, Huntington Memorial Hospital in Pasadena, California, and lead investigator for the Phase 2 program. “Unfortunately, OIC presents a very serious burden to most patients treated on long-term opioid therapy, and currently there are no adequate therapies to address this common and debilitating condition. The results of these studies of ADL5945 are very encouraging — demonstrating both clinically meaningful effects and a favorable tolerability profile.” “Our Phase 2 program achieved all of our objectives and validates our view that ADL5945 is a potentially important drug for patients suffering from OIC and related GI symptoms,” said Michael R. Dougherty, Adolor’s President and CEO. “Adolor has extensive experience in this therapeutic area that we will continue to leverage as we now focus on the Phase 3 program. There has been significant interest in ADL5945 and we look forward to sharing these data and initiating pivotal studies as expeditiously as possible.” 46. Thus, there is a promising outlook for ADL5945, and the Company’s continued growth and success. The Acquisition Substantially Undervalues Adolor Through an Unfair Process 47. Despite the Company’s clear growth potential, On October 24, 2011, the Defendants announced the unfair Proposed Transaction: CUBIST PHARMACEUTICALS TO ACQUIRE ADOLOR ACQUISITION ADDS FIRST-IN-CLASS HOSPITAL PRODUCT ENTEREG® AND PROMISING LATE-STAGE COMPOUND ADL5945 TRANSACTION EXPECTED TO BE ACCRETIVE IN 2012 Lexington, Mass., and Exton, Pa., October 24, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) and Adolor Corporation (NASDAQ: ADLR) today announced that they have signed a definitive agreement under which Cubist will acquire all of the outstanding shares of Adolor for $4.25 per share in cash, or approximately $190 million on a fully-diluted basis, net of Adolor’s third quarter 2011 cash balance. In addition to the upfront cash payment, each Adolor stockholder will receive one Contingent Payment Right (CPR), entitling the holder to receive additional cash payments of up to $4.50 for each share they own if certain regulatory approvals and/or commercialization milestones for ADL5945 are achieved. The total transaction is valued at up to $415 million, net of Adolor’s third quarter 2011 cash balance, and is expected to be accretive in 2012. Under the agreement, Cubist will commence a tender offer to purchase all of the outstanding shares of Adolor for the upfront cash payment and a CPR. The 19 transaction, which has been unanimously approved by the Boards of Directors of both companies, is expected to close in the fourth quarter of 2011. Adolor markets ENTEREG® (alvimopan), the first and only FDA-approved therapy to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. ENTEREG is an oral, peripherally-acting mu opioid receptor antagonist. Cubist, with its focus on addressing acute care and hospital needs, will leverage its existing commercial operations to promote ENTEREG. Launched in 2008, ENTEREG generated more than $25 million in U.S. sales in 2010 and $15.7 million through June 30, 2011. Cubist anticipates peak ENTEREG sales of over $100 million annually. Adolor’s lead development program is ADL5945, an oral, peripherally- restricted mu opioid receptor antagonist. It is currently in development for the treatment of chronic opioid induced constipation (OIC), a growing, multi-billion dollar, currently underserved market. Adolor announced positive Phase 2 data for ADL5945 in August 2011 and Phase 3 trials are expected to be initiated in 2012. Cubist plans to retain certain U.S. and specialty rights while seeking a partner to assist with ex-U.S. and primary care commercialization. “This transaction is an excellent strategic fit for Cubist and the latest milestone in what has been a transformational year for the company,” said Cubist President and Chief Executive Officer Michael Bonney. “ENTEREG is a first-in-class therapy with strong growth potential, and we believe our experienced sales force and strong commercial platform will realize the potential of this important hospital product. With the addition of ADL5945, Cubist will have a truly outstanding late-stage pipeline 65 Hayden Avenue, Lexington, MA 02421 P 781.860.8660 F 781.861.0566 www.cubist.com with three strong candidates addressing significant markets. We are excited about the acquisition of Adolor and believe it will deliver significant value to our shareholders, hospital customers, and patients.” Michael Dougherty, Adolor’s President and Chief Executive Officer, stated, “This transaction delivers significant immediate value to Adolor stockholders, as well as potential future value through the CPRs. Cubist shares our commitment to patients and their health care providers, and we expect that ENTEREG and ADL5945 will benefit from Cubist’s proven track record and larger platform in development and commercialization.” Terms of the CPR call for additional cash payments of up to $4.50 per CPR. The CPR will entitle each Adolor stockholder to receive up to $3.00 per share if ADL5945 receives regulatory approval in the U.S. and up to $1.50 per share if ADL5945 receives regulatory approval in the European Union, in both instances prior to July 1, 2019. In each case, the size of the payment would depend on the parameters of the approval. The CPR will not be publicly traded. 20

Morgan Stanley is acting as the financial advisor to Cubist. Stifel Nicolaus Weisel is acting as the financial advisor to Adolor. Ropes & Gray LLP is serving as legal counsel to Cubist and Dechert LLP is serving as legal counsel to Adolor. * * * 48. The Merger Consideration substantially undervalues the Company and is merely an attempt by Cubist to acquire Adolor for a bargain during a temporary downturn in the economy. 49. In light of Adolor’s strong performance over the past year, as well as its plainly apparent growth potential, Adolor is in a position where it can effectively bargain in order to receive higher bids for the company, as the Directors’ fiduciary duties demand. 50. The Proposed Transaction is the product of a fundamentally flawed process that yielded an unfair price and was designed to ensure the acquisition of Adolor by Cubist on terms preferential to Cubist, and Adolor’s Board members, but detrimental to Plaintiff and the other public stockholders of Adolor. 51. Indeed, pursuant to the Merger Agreement, if Cubist is able to acquire at least 90% of the Company’s shares through the tender offer, no shareholder vote will be required and the merger will be completed. Further, if Cubist is able to acquire at least 70% of the Company’s share’s through the tender offer, the Merger Agreement grants Cubist a “Top-up Option” to purchase an additional amount of shares so that when combined with the shares Cubist acquired through the tender offer, will equal 90% of the Company’s outstanding shares, thus allowing Defendants to consummate the Proposed Transaction without holding a shareholder vote. 52. Moreover, the Merger Agreement contains preclusive deal protection devices that “lock-up” the deal, which prohibit the Defendants from fulfilling their fiduciary duties and make it highly unlikely that a topping bidder will emerge. For example, the Merger Agreement (1) prevents the Board from soliciting alternative bids for the Company; (2) requires the Company to pay Cubist a $10,000,000 termination fee in the event the Company terminates the Proposed Transaction in 21 favor of a superior offer; and (3) grants certain information and matching rights to Cubist in the event that another buyer submits a bid to acquire Adolor. These layered, deal protection devices are sufficient to preclude topping bidders from entering into the mix. Defendants Disseminate a Materially Deficient and Misleading 14D-9 53. On November 7, 2011, Defendants filed a 14D-9 with the SEC. The ostensible purpose of the 14D-9 is to provide Adolor shareholders with sufficient material information about the process leading up to the Proposed Transaction and the financial metrics the Board’s financial advisor, Stifel, Nicholas, used in issuing its fairness opinion. But the 14D-9 utterly fails to do that and, thus, deprives Adolor shareholders of the ability to make informed, intelligent and rational decisions about whether to tender their shares. 54. Among other things, the 14D-9 neglect to provide sufficient details as evidenced by the following: MATERIAL OMISSIONS / MISLEADING DISCLOSURES ITEM #1: 14D-9 at p. 12 Defendants must indicate when each confidentiality agreement was signed, and the nature of the related discussions in each case (i.e.., merger, licensing agreement, etc.) ITEM #2: 14D-9 at p. 12 Defendants must indicate the nature of the discussion with respect to beloxepin ITEM #3: 14D-9 at p. 12 Adolor appears to have negotiated with Cubist for months, executed a confidentiality agreement and provided access to confidential information, all without apprising the board of directors. If the board was made aware of the progression of the discussions between the companies prior to the 8/24/11special CORRESPONDING TEXT FROM THE 14D-9 "Over the course of the last year, confidentiality agreements have been signed with eleven companies interested in Adolor's OIC program." "As part of these routine outreach efforts, on March 30, 2011, employees of the Company, including Kevin Taylor, the Company's Vice President Business Development, met with employees of Parent to discuss beloxepin." "Following [a mid-July] discussion [between Messrs. Dougherty and Bonney], the companies negotiated a confidentiality agreement which was executed on July 26." "It was agreed that Parent would be granted access to the Company's electronic data room, where the Company housed confidential information, and on August 12, 22

meeting, the 14D-9 must indicate so	the Company provided Parent access."
ITEM #4: 14D-9 at p. 13 Defendants must discuss the Stifel retention, including the vetting process, who suggested Stifel, how many other banks were considered, and discussions with respect to potential conflicts of interest.	"[On 8/24/11, Adolor's] board also approved the appointment of Stifel, Nicolaus & Company, Incorporated (" Stifel Nicolaus ") to serve as financial advisor to the Company."
ITEM #5: 14D-9 at p. 13 Defendants must disclose: How Adolor's discussions with other potential acquirers come to Mr. Bonney's attention? Why would Mr. Bonney have had any expectation of exclusive negotiations? Defendants must disclose in detail the discussions between Adolor and any other parties with respect to any potential acquisition and/or collaboration.	"On August 31, Mr. Bonney called Mr. Dougherty to discuss the Company's strategy. Mr. Bonney expressed concern that the Company was engaging in discussions with other potential acquirers and collaborators."
ITEM #6: 14D-9 at p. 13 Defendants must explain the "outreach effort" in detail.	"The Company Board authorized management to intensify its ongoing outreach efforts and authorized Stifel Nicolaus to participate in discussions with other potential acquirers and strategic partners."
ITEM #7: 14D-9 at p. 13 Defendants must discuss these "outreach efforts" and indicate how they differed from the outreach efforts already undertaken. How were the 10 companies selected? Did they differ from the companies already contacted by Adolor?	"Following [a] September 8 [board] meeting, it was determined that outreach efforts would be undertaken by Stifel Nicolaus (in some cases with assistance from Company management) with 10 companies to gauge interest in a potential transaction with the Company."
ITEM #8: 14D-9 at p. 13 Defendants must clarify whether this was in addition to a CPR.	"[On 9/9/11] Mr. Dougherty indicated that the Company was seeking up-front cash consideration of $5.50 per share."
ITEM #9: 14D-9 at p. 14 Defendants must disclose the capacity of the committee to "advise" management? What was the purpose of "communicating" with management, if not to act on behalf of the board at large? Why were these three directors appointed to the committee?	"[On 9/16/11]… the Company Board authorized the formation of a committee (the "Committee") to communicate with and advise management on the negotiations with Parent, as needed. The Committee was not delegated the authority to act on behalf of the Company Board. The three members

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	of the Committee were: David Madden, Armando Anido and George V. Hager, Jr."
ITEM #10: 14D-9 at p. 14 Defendants must indicate the terms of Mr. Dougherty's counteroffer. Does this refer to Cubist's second offer letter, dated 9/13/11 (which the board had already discussed on 9/16/11) or to the discussions between Messrs. Dougherty and Bonney on 9/16/11 and 9/18/11? If the former, why was the update necessary? If the latter, what had changed to necessitate an update?	"The Company Board received an update on Mr. Dougherty's proposed counteroffer to Parent."
ITEM #11: 14D-9 at p. 15 Defendants must specify the terms discussed by Mr. Dougherty and Mr. Bonney on September 29.	"On September 30, Parent sent the Company a third offer letter, with revised terms generally reflecting the terms discussed by Mr. Dougherty and Mr. Bonney on September 29."
ITEM #12: 14D-9 at p. 15 Defendants must specify the terms set forth in Adolor's counterproposal.	"The Company sent revised letters to Parent on October 3 reflecting its counterproposal on the terms of the proposed acquisition of the Company by Parent and the exclusivity period."
ITEM #13: 14D-9 at p. 16 Defendants must provide the details of the indication of interest.	"With respect to ENTEREG, the Company Board noted [during its 10/3/11 special meeting] that a non-binding verbal indication of interest had been received."
ITEM #14: 14D-9 at p. 22 Defendants must disclose whether these drafts substantially similar to the final forms.	"Stifel Nicolaus also assumed that the final forms of the Merger Agreement and the CPR Agreement will be substantially similar to the last drafts reviewed by it."
ITEM #15: 14D-9 at p. 24 No information is disclosed with respect to observed market pricing multiples, only Stifel's selected range.	"The following table sets forth, for the periods indicated, the ranges of enterprise value as a multiple of revenue utilized by Stifel Nicolaus in performing its analysis, which were derived from the selected publicly traded, mid- and small-cap specialty pharmaceutical companies identified above…"
ITEM #16: 14D-9 at p. 24 Defendants must indicate whether Stifel's Selected Companies Analysis reflects the present	<u>*N/A*</u>

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value of Adolor’s NOL carryforwards. If not, Defendants must explain why not. ITEM #17: 14D-9 at pp. 24-25 Defendants must discuss the source of the 20% discount rate assumption. Does this reflect Adolor's cost of equity? Was the CAPM or some other model used to determine the discount rate? Discuss, and provide details regarding the underlying assumptions (e.g., beta coefficient, market risk premium, risk-free rate, etc.). Why does this rate differ so materially from the WACC of 13%-15% used in the Sum-of-the-Parts analysis (see p. 27)? ITEM #18: 14D-9 at p. 25 No information is disclosed with respect to observed market pricing multiples, only Stifel's selected range. ITEM #19: 14D-9 at p. 25 No information is disclosed with respect to observed market pricing multiples, only Stifel's selected range ITEM #20: 14D-9 at p. 26 Defendants must indicate whether Stifel's Selected Precedent Transactions Analysis reflects the present value of Adolor's NOL carryforwards. If not, must explain why not. ITEM #21: 14D-9 at p. 27 Defendants must disclosed whether there is a typographical error that should have read "For this analysis..." since this analysis would not produce as outputs indications of discount rates or terminal growth rates. ITEM #22: 14D-9 at p. 27 Defendants must disclose and discuss the assumptions underlying the calculations pertaining to weighted-average cost of capital, including the "approval adjustment." Was this adjustment based on objective evidence (if "The implied P/E ratio ranges were utilized to calculate Adolor's equity values implied by Adolor's 2017 and 2018 estimated net income in both the Competitive Label Case and Non-Competitive Label Case, as provided by Adolor management, and were discounted to present value at a 20% discount rate to arrive at an implied equity value per share." "The following table sets forth, for the periods indicated, the ranges of P/E multiples utilized by Stifel Nicolaus in performing its analysis, which were derived from the selected publicly traded, mature, specialty pharmaceutical companies identified above..." "The following table sets forth, for the periods indicated, the ranges of revenue multiples utilized by Stifel Nicolaus in performing its analysis, which were derived from the selected life sciences business combinations identified above..." N/A "From [the DCF] analysis, Stifel Nicolaus selected a range of discount rates from 18% to 22% and terminal growth rates from (20%) to (10%) for its valuation reference range." "The discount rates were selected based on a weighted-average cost of capital analysis for the selected, publicly traded, mid- and small-cap specialty pharmaceutical companies and publicly traded, mature, specialty companies and Stifel Nicolaus estimates, adjusted to 25

so, what evidence?) or subjective judgment (if so, whose judgment?)?	appropriately capture the approval risk of ADL5945."
ITEM #23: 14D-9 at p. 27 Defendants must indicate whether Stifel's DCF Analysis reflects the present value of Adolor's NOL carryforwards. If not, Defendants must explain why not.	*N/A*
ITEM #24: 14D-9 at p. 27 Defendants must distinguish each of these cash flow streams in the projections on p. 30.	"Stifel Nicolaus performed a sum-of-theparts valuation by aggregating the values of Adolor's currently marketed product, ENTEREG, its late-stage clinical program, ADL5945, corporate overhead, and tax savings associated with net operating losses in order to derive a range of implied equity values per share for Adolor."
ITEM #25: 14D-9 at p. 27 Defendants must indicate the source of the probability assumptions. Was this probability adjustment based on objective evidence (if so, what evidence?) or subjective judgment (if so, whose judgment?)?	"For this analysis, Stifel Nicolaus selected a range of… sensitivity to probability of success ranging from 55% to 75% for its valuation reference range."
ITEM #26: 14D-9 at p. 31 Defendants must indicate all work done for Adolor or Cubist in the past two years, as well as fees for such services.	*N/A*

55. Without proper disclosure of this missing material information or correction of these material omissions, Plaintiff and Adolor's shareholders are without the ability to make intelligent, rational and informed decisions about whether to tender their shares in favor of the Proposed Transaction. This is irreparable harm and only an injunction can rectify this misconduct as there is no adequate remedy at law.

56. The Proposed Transaction, if consummated, will likely result in Adolor shareholders losing their equity stake in the Company at below the Company's true value. Unless enjoined by this Court, the Defendants will continue to breach and/or aid the breaches of fiduciary duties owed to

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Plaintiff and the Class, and may consummate the Proposed Transaction, which will deprive Class members of their fair share of Adolor’s valuable assets and businesses to the irreparable harm of the Class. 57. Plaintiff and the other members of the Class have no adequate remedy at law. CAUSES OF ACTION COUNT I Claim for Breach of Fiduciary Duties Against the Individual Defendants 58. Plaintiff repeats and realleges each allegation set forth herein. 59. Defendants have knowingly and recklessly and in bad faith violated fiduciary duties of care, loyalty, candor, good faith and independence owed to the public shareholders of Adolor and have acted to put the interests of Cubist ahead of the interests of Adolor’s shareholders. 60. By the acts, transactions and courses of conduct alleged herein, Defendants, individually and acting as a part of a common plan, knowingly or recklessly and in bad faith are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in Adolor. 61. As demonstrated by the allegations above, Defendants knowingly or recklessly failed to exercise the care required, and breached their duties of loyalty, good faith and independence owed to the shareholders of Adolor because, among other reasons, they failed to: (a) fully inform themselves of the market value of Adolor before entering into the Merger Agreement; (b) act in the best interests of the public shareholders of Adolor common stock; (c) maximize shareholder value; (d) obtain the best financial and other terms when the Company’s independent existence will be materially altered by the Proposed Transaction; and 27

(e) act in accordance with their fundamental duties of good faith, due care and loyalty. 62. By reason of the foregoing acts, practices and course of conduct, Defendants have knowingly or recklessly and in bad faith failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class. 63. Unless enjoined by this Court, Defendants will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction which will exclude the Class from the maximized value they are entitled to all to the irreparable harm of the Class. 64. As a result of Defendants’ unlawful actions, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive the real value of their equity ownership of the Company. Unless the proposed Acquisition is enjoined by the Court, Defendants will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to Plaintiff and the members of the Class to the irreparable harm of the members of the Class. 65. As detailed above, Defendants have unlawfully withheld material information or have provided materially misleading statements in the 14D-9. Without disclosure or correction, Plaintiff and Adolor’s shareholders are irreparably harmed and prevented from making informed, intelligent and rational decisions about whether to tender their shares in favor of the Proposed Transaction. 66. Plaintiff and the members of the Class have an inadequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict. 67. Plaintiff seeks to obtain a non-pecuniary benefit for the Class in the form of injunctive relief against the Individual Defendants. Plaintiffs counsel are entitled to recover their 28 reasonable attorneys’ fees and expenses as a result of the conference of a non-pecuniary benefit on behalf of the Class, and will seek an award of such fees and expenses at the appropriate time. COUNT II Aiding & Abetting the Individual Defendants’ Breach of Fiduciary Duty Against Defendants Adolor and Cubist 68. Plaintiff repeats and realleges each allegation set forth herein. 69. Defendants Adolor and Cubist are sued herein as aiders and abettors of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Board of Adolor. 70. The Individual Defendants breached their fiduciary duties of good faith, loyalty, and due care to the Adolor shareholders by failing to: (a) fully inform themselves of the market value of Adolor before entering into the Merger Agreement; (b) act in the best interests of the public shareholders of Adolor common stock; (c) maximize shareholder value; (d) obtain the best financial and other terms when the Company’s independent existence will be materially altered by the Proposed Transaction; and (e) act in accordance with their fundamental duties of good faith, due care and loyalty. 71. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of Defendants Adolor and Cubist, which, therefore, aided and abetted such breaches via entering into the Merger Agreement with Cubist. 72. Defendants Adolor and Cubist had knowledge that they were aiding and abetting the Individual Defendants’ breach of their fiduciary duties to the Adolor shareholders. 73. Defendants Adolor and Cubist rendered substantial assistance to the Individual Defendants in their breach of their fiduciary duties to the Adolor shareholders. 29

74. As a result of Adolor and Cubist’s conduct of aiding and abetting the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares. 75. As a result of the unlawful actions of Defendants Adolor and Cubist, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for Adolor’s assets and business, will be prevented from obtaining the real value of their equity ownership in the Company. Unless the actions of Defendants Adolor and Cubist are enjoined by the Court, they will continue to aid and abet the Individual Defendants’ breach of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of shareholder value and the disclosure of material information. 76. Plaintiff and the other members of the Class have no adequate remedy at law. 77. Plaintiff seeks to obtain a non-pecuniary benefit for the Class in the form of injunctive relief against Defendants Adolor and Cubist. Plaintiff’s counsel are entitled to recover their reasonable attorneys’ fees and expenses as a result of the conference of a non-pecuniary benefit on behalf of the Class, and will seek an award of such fees and expenses at the appropriate time. PRAYER FOR RELIEF WHEREFORE, Plaintiff demands injunctive relief, in his favor and in favor of the Class and against Defendants as follows: A. Declaring that this action is properly maintainable as a class action; B. Declaring and decreeing that the Agreement was entered into in breach of the fiduciary duties of Defendants and is therefore unlawful and unenforceable; C. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company 30 adopts and implements a procedure or process to obtain the highest possible value for shareholders and provides to Adolor’s shareholders the missing material omissions in the 14D-9 identified above and corrects the material misstatement in the 14D-9 identified above; D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Adolor’s shareholders until the process for the sale or auction of the Company is completed and the highest possible value is obtained; E. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof; F. Implementation of a constructive trust, in favor of Plaintiff, upon any benefits improperly received by Defendants as a result of their wrongful conduct; G. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and H. Granting such other and further equitable relief as this Court may deem just and proper. JURY TRIAL DEMAND The Plaintiff hereby demands trial by jury on all issues so triable. NO JURISDICTION OF THE BOARD OF ARBITRATORS The amount in controversy is in excess of the jurisdiction of the Board of Arbitrators. DATED: November 9, 2011 THE WEISER LAW FIRM, P.C. PATRICIA WEISER 31

PATRICIA WEISER HENRY J. YOUNG JAMES M. FICARO 121 N. Wayne Ave. Wayne, PA 19807 Telephone: (610) 225-2677 Facsimile: (610) 225-2678 Attorneys for Plaintiff Of Counsel: ROBBINS GELLER RUDMAN & DOWD LLP STUART A. DAVIDSON CULLIN A. O’BRIEN 120 E. Palmetto Park Road, Suite 500 Boca Raton, FL 33432 Telephone: 561/750-3000 561/750-3364 (fax) RANDALL BARON A. RICK ATWOOD, JR. DAVID WISSBROECKER 655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax) LAW OFFICE OF ALFRED G. YATES JR. ALFRED G. YATES JR. 429 Forbes Avenue 519 Allegheny Building Pittsburgh, PA 15219 Telephone: (412) 391-5164 Facsimile: (412) 471-1033 32